Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 17, 2015, with respect to the consolidated financial statements of Appia, Inc. as of December 31, 2014 and 2013 and for the years then ended. We hereby consent to the incorporation by reference of said report in the Registration Statements of Digital Turbine, Inc. on Forms S-8 (File No. 333-193022 and File No. 333-202863) and on Forms S-3 (File No. 333-190943 and File No. 333-202862).

/s/ Grant Thornton LLP

Raleigh, North Carolina

April 17, 2015